EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Echelon Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 pertaining to the 1997 Stock Plan and the 1998 Director Option Plan of Echelon Corporation of our reports dated March 15, 2005, with respect to the consolidated balance sheets of Echelon Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Echelon Corporation.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP

Mountain View, California

May 27, 2005